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                                                                   Exhibit 99.1

FOR IMMEDIATE RELEASE              Approved by: Olga L. Conley
                                                Chief Financial Officer
                                                (617) 376-4300
                                                URL: http://www.jjillgroup.com

                                   Contact:     Investor Relations:
                                                Stacey Bibi/Suzanne Rosenberg/
                                                Priya Akhoury
                                                Press:  Michael McMullan
                                                Morgen-Walke Associates, Inc.
                                                (212) 850-5600

          THE J. JILL GROUP ANNOUNCES SALE OF FORMER FULFILLMENT CENTER
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Quincy, MA, December 28, 2000 - The J. Jill Group, Inc. (Nasdaq: JILL) today announced the sale of its former fulfillment center, a 91,000 square foot facility, in Meredith, New Hampshire. Under the terms of agreement, VUTEk, Inc., a company specializing in wide and superwide format digital inkjet printing technology, purchased the facility for approximately $2.2 million in cash on December 15, 2000. Net cash proceeds to The J. Jill Group, after paying off the existing mortgage, totaled $806,000.

The J. Jill Group ceased operations at the Meredith fulfillment center in December 1998 when it opened a new 400,000 square foot, state-of-the-art operations and fulfillment center in Tilton, New Hampshire.

Gordon R. Cooke, President and Chief Executive Officer of J. Jill commented, "In December 1998 we began operating our fulfillment center in Tilton, New Hampshire, which was constructed to support the long-term growth of the J. Jill Group. Concurrently, we began marketing the Company's former facility in Meredith, New Hampshire for sale. Today, we are pleased to announce the successful execution of this transaction."

Richard Aschman, Chief Executive Officer of VUTEk, Inc. stated, "The acquisition of this state-of-the-art facility will enable us to expand our R&D, manufacturing and customer support operations in line with our growth expectations."

The J. Jill Group is a leading retailer of high quality women's apparel, accessories and footwear. The company currently markets its products through its specialty retail stores, catalogs, and e-commerce website. J. JILL is designed to appeal to active, affluent women age 35 and older.

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